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                                                                    EXHIBIT 11.1

                             RASTER GRAPHICS, INC.

               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

                                 (IN THOUSANDS)



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
                                                                      YEARS ENDED
                                                     ----------------------------------------------
                                                     DECEMBER 31,     DECEMBER 30,     DECEMBER 31,
                                                         1993             1994             1995
                                                     ------------     ------------     ------------
Net income (loss)..................................    $     41         $ (2,128)        $     77
                                                        =======          =======          =======
Computations of weighted average common and
  weighted average common shares outstanding.......         354              330              220
Common equivalent shares from stock options,
  convertible preferred stock and warrants.........       4,025               --            6,165
Shares related to SAB Nos. 55, 64, and 83..........         802              802              802
                                                        -------          -------          -------
Shares used in computing net loss per share........       5,181            1,132            7,187
                                                        =======          =======          =======
Net loss per share.................................    $   0.01         $  (1.88)        $   0.01
                                                        =======          =======          =======
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